Exhibit 99.2

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

CASCAL N.V., Plaintiff,	10 Civ. 3613 (LAK)

v. SEMBCORP UTILITIES PTE LTD., SEMBCORP INDUSTRIES LTD., BIWATER INVESTMENTS LTD., and BIWATER HOLDINGS LIMITED, Defendants.	DECLARATION OF ANTHONY M. CANDIDO

I, ANTHONY M. CANDIDO, hereby declare as follows:

1. I am a member of the Bar of this Court and a partner with the law firm Clifford Chance US LLP, attorneys for Sembcorp Utilities Pte Ltd. and Sembcorp Industries Ltd. (collectively, “Sembcorp”) in this action. I submit this Declaration in support of Sembcorp’s Opposition to Cascal N.V.’s (“Cascal”) Order to Show Cause For Preliminary Injunction and Temporary Restraining Order.

2. Attached hereto as Exhibit A is a true and correct copy of a Letter Agreement governing confidentiality entered into between Biwater plc and Cascal N.V., dated November 9, 2009.

3. Attached hereto as Exhibit B is a true and correct copy of a letter from Tan Cheng Guan to John Mellett and Calvin Man, dated October 12, 2009.

4. Attached hereto as Exhibit C is a true and correct copy of a chart showing the price levels of Sembcorp’s various offers and Cascal’s historical trading price.

5. Attached hereto as Exhibit D is a true and correct copy of a non-disclosure agreement entered into between Biwater Investments Limited and Sembcorp Industries Ltd., dated November 9, 2009.

6. Attached hereto as Exhibit E is a true and correct copy of a letter from Tan Cheng Guan to John Mellett, dated December 14, 2009.

7. Attached hereto as Exhibit F is a true and correct copy of a letter from Sembcorp to the Cascal Board, dated March 7, 2010.

8. Attached hereto as Exhibit G is a true and correct copy of a letter from the Special Committee of the Cascal Board to Tan Cheng Guan, dated March 11, 2010.

9. Attached hereto as Exhibit H is a true and correct copy of a letter from Quinn Emmanuel to the Directors of Biwater Holdings Limited, dated April 21, 2010.

10. Attached hereto as Exhibit I is a true and correct copy of a letter from Allen & Overy to Quinn Emmanuel, dated April 22, 2010.

11. Attached hereto as Exhibit J is a true and correct copy of the Tender Offer and Stockholder Support Agreement executed by Sembcorp Utilities Pte Ltd. and Biwater Investments Ltd., dated April 26, 2010.

12. Attached hereto as Exhibit K is a true and correct copy of the Schedule 13D filed by Sembcorp with the United States Securities and Exchange Commission, dated April 26, 2010.

13. Attached hereto as Exhibit L is a true and correct copy of a press release issued by Cascal N.V. regarding the proposed Sembcorp tender offer, dated April 26, 2010

14. Attached hereto as Exhibit M is a true and correct copy of a letter from Quinn Emmanuel to Allen & Overy, dated April 29, 2010.

15. Attached hereto as Exhibit N is a true and correct copy of a press release issued by Cascal N.V. regarding the proposed Sembcorp tender offer, dated May 5, 2010.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 12th day of May, 2010.

/s/ Anthony M. Candido
Anthony M. Candido